                                  AGREEMENT
                                  ---------

Agreement is made this 14th day of May, 1997 between Handy & Harman ("H&H") and _____________.

WHEREAS, _____________ is employed by H&H; and

WHEREAS, H&H desires to retain the services of ______________ in the event of a Change of Control (as defined herein) of H&H;

NOW THEREFORE, in consideration of the agreements and provisions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect thereafter, unless, not later than any September 30, H&H shall have given notice that it will not extend this Agreement beyond the ensuing December 31; provided, further, that, notwithstanding any such notice by H&H to terminate, if a change of control shall have occurred during the term of this Agreement, this Agreement shall continue in effect for a period of twenty-four (24) months beyond the date on which the change of control occurs.

2. Change of Control of H&H. No benefits shall be payable unless there is a change of control (Change of Control) of H&H. A Change of Control shall be deemed to have occurred if:

         (a) any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned, directly or indirectly, by the stockholders of H&H in substantially the same proportions as their ownership of stock of H&H), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of H&H representing 25% or more of the combined voting power of H&H's then outstanding securities;

         (b) during any period of not more than two (2) consecutive years (not including any period prior to the adoption of the Plan), individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a person who has entered into an agreement with H&H to effect a transaction described in clause (a), (c) or (d) of this Section) whose election by the Board of Directors or nomination for election by H&H's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

         (c) the stockholders of H&H approve a merger or consolidation of H&H with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of H&H outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 70% of the combined voting power of the voting securities of H&H or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of H&H (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of H&H's then outstanding securities; or

         (d) the stockholders of H&H approve a plan of complete liquidation of H&H or an agreement for the sale or disposition by H&H of all or substantially all of H&H's assets.

3. Termination Following Change of Control. If any of the events described in
Section 2 above constituting a Change of Control shall have occurred, you shall be entitled to the benefits provided in Section 4 hereof upon termination of your employment with H&H during the two (2) year period following the Change of Control unless such termination is (A) a result of your death or retirement, or
(B) your resignation for other than Good Reason, or (C) your being terminated by H&H for Disability or for Cause.

         (a) Cause. For purposes of this Agreement, "Cause" shall mean your willful breach of duty in the course of your employment, or your habitual neglect of your employment duties.

         (b) Disability. For purposes of this Agreement, "Disability" shall mean your absence from your duties with H&H for three hundred sixty-five
         (365) consecutive days as a result of your physical or mental illness.

         (c) Good Reason. You shall be entitled to terminate your employment for Good Reason. For the purpose of this Agreement, "Good Reason" shall mean the occurrence of any of the following circumstances:

                           (i) the assignment to you of any duties inconsistent
                  with your status as an Executive Vice President (or any higher position to which you have been promoted at the time) or as a substantial diminution in the nature or status of your responsibilities from those in effect immediately prior to the Change of Control;

                           (ii) as a reduction in your annual base salary as in
                  effect on the date of the Change of Control;

                           (iii) the relocation of the office in which you are
                  located prior to
                  the Change of Control to a location more than sixty (60) miles from New York City, except for required travel on the business of H&H to an extent substantially consistent with your present business travel obligations;

                           (iv) or pursuant to an action taken by H&H you are
                  selectively excluded from a compensation, bonus, stock option or stock ownership plan otherwise in existence at the time of the Change of Control or thereafter put into effect for the benefit of others in a similar situation;

                           (v) except as a required by law, the failure by H&H
                  to continue to provide you with benefits at least as favorable as those enjoyed by you under the employee benefit and welfare plans of H&H in which you were participating at the time of the Change of Control or the taking of any action by H&H which would materially reduce any of the benefits enjoyed by you at the time of the Change of Control;

                           (vi) the failure of H&H to obtain a satisfactory
                  agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; or

                           (vii) any purported termination of your employment
                  not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(d) below; for purposes of this Agreement, no such purported termination shall be effective.

Your continued employment shall not constitute consent to, or as a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

         (d) Notice of Termination. Any termination of your employment by H&H or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

         (e) Date of Termination, Etc. "Date of Termination" shall mean thirty
         (30) days after the date specified in the Notice of Termination.

4.       Compensation Upon Termination.  Following a Change of Control of
H&H, as defined
herein, upon termination of your employment by (a) H&H other than for Cause or
(b) by you for Good Reason, you shall be entitled to the following benefits:

         (a) H&H shall pay you a severance payment (the "Severance Payment") equal to one years' full base salary at your highest rate in effect during the twelve (12) months preceding the date on which the Notice of Termination is given;


         (b) For a twelve (12) month period after termination of your employment, H&H shall arrange to provide you with life, medical and dental insurance benefits substantially similar to those which you are receiving or entitled to receive immediately prior to the Notice of Termination, unless you are eligible to receive such benefits from as a subsequent employer or as a spouse's employer;

         (c) H&H shall pay you the Severance Payment no later than the fifth
         (5th) day following the Date of Termination;

5. Successors; Binding Agreement. H&H will require any successor to all or substantially all of the business and/or assets of H&H to expressly assume and agree to perform this Agreement in the same manner and to the same extent that H&H is required to perform it. Failure of H&H to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from H&H in the same amount and on the same terms as you would be entitled to if you had terminated your employment for Good Reason following a Change of Control of H&H, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. All references to H&H shall be deemed to include its successors.

         (a) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you die while any amount is payable to you hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

6. Section 280G - Excise Tax Limitation. Notwithstanding other provisions of this Agreement, in the event of a change of control, as defined in paragraph 2
(a) (b) (c) and (d) herein, payments would only be made to you to the extent that they are deductible by H&H and not subject to the excise tax provisions of
Section 280G of the Internal Revenue Code.

7. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to H&H shall be directed to the attention of the Office of the Vice President and General Counsel of H&H, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by both parties. No waiver by either party at any time of any breach by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or written, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

9. Validity. This invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first written above.

                                            Handy & Harman


----------------------------                -----------------------------
by:                                         by:



Dated as of this 14th day of May, 1997